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                                                                    Exhibit 23.6
                     Consent of The Wallach Company, Inc.


November 22, 1999


The Board of Directors
Union Bankshares, Ltd.
1825 Lawrence, Suite 444
Denver, CO 80202

Re:  Proxy Statement-Prospectus of Union Bankshares, Ltd.

Members of the Board:

     Reference is made to our opinion letter dated the date of the above-mentioned Proxy Statement-Prospectus with respect to the fairness to the holders of the outstanding shares of stock of Union Bankshares, Ltd. (the "Company") of the Merger Consideration (as defined in the opinion letter) in the proposed merger (the "Merger") of the Company with Gold Banc Corporation ("Gold Banc") pursuant to the Agreement and Plan of Merger dated as of August 9, 1999 by and between the Company and Gold Banc.

     We hereby consent to the inclusion of such opinion in the above-mentioned Proxy Statement-Prospectus and to the reference to the opinions of our firm dated August 9, 1999 and dated the date of the above-mentioned Proxy Statement-Prospectus in the above-mentioned Proxy Statement-Prospectus. In providing such consent, except as may be required by the federal securities laws, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                              Very truly yours,



                              /s/ The Wallach Company, Inc.